Exhibit 10.12

LEASE

THIS LEASE (“Lease”) is made and executed this 30th day of April, 2012, between 4741 Talon Court L.L.C., a Michigan limited liability company, of One Riverfront Plaza, 55 Campau Ave NW, Grand Rapids, Michigan 49503, as “Landlord”, and Corium International, Inc., a Delaware corporation, of 4558 50th Street SE, Grand Rapids, MI 49512, as “Tenant”.

1.                                      Leased Premises.  Landlord is the owner of the real property, including the building situated thereon (the “Building”) located at 4741 Talon Ct., in the City of Kentwood, Kent County, Michigan and more particularly described on attached Exhibit A (the “Property”).  Landlord LETS AND LEASES to Tenant, and Tenant HIRES AND LEASES from Landlord, the entire Building containing approximately 67,375 square feet of floor area (the “Leased Premises”), at the rents and under the terms and conditions set forth in this Lease.

2.                                      Purpose of Occupancy.  Tenant shall occupy and use the Leased Premises for office and warehousing purposes in connection with its pharmaceutical development and manufacturing business and for any related purpose, but for no other purpose without the written consent of Landlord, which consent shall not be unreasonably withheld.  The Leased Premises shall not be used for any purpose which would violate any law, ordinance, rule or regulation or the terms of any restrictive covenant applicable to the Building, nor in any way to create any nuisance or trespass, nor in any way to violate the terms of a standard form policy of insurance or increase the rate of insurance under any such policy of insurance on the Building or the Leased Premises.

3.                                      Term of Lease: Renewal Term.  The term of this Lease (the “term”) shall commence on May 1, 2012 (the “Commencement Date”), and shall continue for three (3) years thereafter unless sooner terminated as provided in this Lease.  Tenant may occupy the Leased Premises upon execution of the Lease and prior to the Commencement Date with no net rental payments due.  Except as otherwise provided under this Lease, Tenant’s taking possession of the Leased Premises shall constitute Tenant’s acceptance of the Leased Premises in their “as is” condition, subject only to the other terms and conditions of this Lease.  At the request of Landlord, Tenant shall execute and deliver to Landlord the Acceptance of Premises form attached to this Lease as Exhibit B.  Tenant’s acceptance of the Leased Premises in their “as is” condition by taking possession, as set forth above, shall not be affected by the failure of the Landlord to request, or the failure of the Tenant to execute and deliver to Landlord, said Acceptance of Premises form.

Provided Tenant is not then in default in the performance of any of its covenants and agreements under this Lease, Tenant may renew this Lease for one (1) additional two (2) year term (“renewal term”), upon the same terms and conditions as provided in this Lease except as to rent which shall be adjusted as provided in Paragraph 4, below.  In order to exercise such renewal option, Tenant shall serve Landlord with written notice of Tenant’s election to renew not less than four (4) months prior to the end of the term of this Lease or each renewal term, as the case may be.

4.                                      Rent.  Tenant covenants and agrees to pay Landlord as rent for the Leased Premises during the term of this Lease and any renewal term as follows:

(a)                                 Base Rent.  As base rent (“Base Rent”), Tenant shall pay to Landlord an amount equal to $225,000.00 per year, payable in equal monthly installments of $18,750.00, subject, however, to adjustment as provided under Paragraph 4(b), below.  Base Rent shall be paid in advance on the first day of each month during the term and any renewal term of this Lease; provided, however, that Base Rent for the first full month of the term of this Lease shall be paid upon the execution of this Lease.  Moreover, in the event the Commencement Date is any day other than the first day of a month, Tenant shall pay to Landlord on the Commencement Date a prorated portion of the monthly Base Rent for the period from the Commencement Date to the first day of the following month.

(b)                                 CPI Adjustments.  The Base Rent paid by Tenant shall be adjusted upward, but never downward, effective as of the first anniversary of the Commencement Date (or the first day of the thirteenth month after the Commencement Date in the event the Commencement Date is a date other than the first day of a calendar month) and on the same day of each year thereafter during the term and any renewal term of this Lease to reflect the increase, if any, in the Consumer Price Index (All Cities, All Urban Consumers, All Items, 1982-1984=100) (subsequently referred to as “CPI-U”) or its successor Consumer Price Index, as published by the United States Bureau of Labor Statistics.  This adjustment shall be computed by adding to the Base Rent an amount determined as follows: i) the CPI-U index number for the second month preceding the Commencement Date (“Initial Index Number”) shall be subtracted from the CPI-U index number for the second month immediately preceding the effective date of increase; ii) the resulting amount shall be divided by the Initial Index Number and reduced to a decimal equivalent; the resulting decimal shall be multiplied by the Base Rent.  The Base Rent, as adjusted, shall be paid in equal monthly installments as provided in Paragraph 4(a), above.

If the CPI-U is changed so that the base year differs from that used for the Initial Index Number, the CPI-U shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics.  If the CPI-U is discontinued or revised during the term of this Lease or any renewal term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same results as would be obtained if the CPI-U had not been discontinued or revised.

(c)                                  Additional Rent.  Tenant shall also pay to Landlord as additional rent (“additional rent”) its pro rata share of the operating expenses for the Property, Building and Improvements (the “Operating Expenses”).  Tenant’s pro rata share shall be based upon the ratio of the number of square feet of floor area of the Leased Premises to the number of square feet of leasable floor area in the Building, which is approximately 67,375 square feet.  Consequently, Tenant’s pro rata share of Operating Expenses shall be 100.00 percent.  As used herein, “Improvements” means any capital improvement defined as such in accordance with generally accepted accounting principles.

As used in this Paragraph 4, “Operating Expenses” shall include all costs of operating and maintaining the Property, Building and Improvements, including, without limitation, the following costs and expenses incurred by Landlord: all property taxes and assessments, real, general and special; utility costs and expenses including water, sewer, electricity, gas and other sources of power for heating, lighting, ventilating or air conditioning, except when separately billed to a tenant of the Building; insurance premiums; janitorial services contracted for by Landlord and/or wages, salaries, property management fees, and applicable taxes on the employer for services related to the Property, Building and Improvements performed by Landlord’s employees; supplies consumed in connection with cleaning, maintenance and repair; snow removal, lawn care, landscaping, parking, and other exterior grounds maintenance and repair; and all installation, maintenance, repair and replacement costs.  “Operating Expenses” shall not include any alterations to meet the specific needs of other tenants of the Building, the cost of any capital improvements defined as such in accordance with generally accepted accounting principles or leasing commissions, if any.

Notwithstanding anything to the contrary in this Lease, Operating Expenses shall not include: (i) depreciation; (ii) mortgage and loan fees, costs, interest and payments; (iii) office, overhead or administrative expenses; (iv) wages, salaries or benefits payable to employees of Landlord or any person or entity related to Landlord or Landlord’s officers, partners or members with the exception of the management fee paid to a related party, Covenant Properties, LLC, which is limited to 2.5% of base rents. (v) penalties, fines or charges for late or non-payment; (vi) overtime or additional compensation for extra or unusual time expended; (vii) promotional, advertising or merchants association charges, fees or dues; (viii) costs and expenses arising out of or related to the original development and construction or any subsequent expansion, redevelopment or refurbishment of the Common Areas or the Property; (ix) costs of sculpture, paintings or art; (x) expenditures to cause the Common Areas to comply with legal requirements or as a result of violation of legal requirements, including, without limitation, costs to remediate toxic or Hazardous Materials in or on the Property; (xi) litigation and legal proceeding costs, including, without limitation, reasonable attorneys’ fees; (xii) costs to repair defects in workmanship or materials of or in the Common Areas or the Property or to repair damage resulting therefrom; (xiii) repair and restoration costs following fire or other casualty or a taking; (xiv) costs for replacement of the Building roof and structural components (xv) costs for replacement of mechanical systems; (xvi) costs to lease, market or develop for leasing or marketing the Property, including, without limitation, brokerage commissions; (xvii) taxes and assessments for any on-or off-site improvements, site acquisition or water, sewer or street improvements, which were assessed in connection with the construction, development or acquisition of the Property; (xviii) any penalties or fines for late or non-payment of any taxes and assessments; (xix) any taxes or charges levied or imposed against or which are measured by the rentals payable under this Lease or by the other tenants or occupants of the Property, even if assessed in lieu of or as a direct substitute for real property taxes; and (xx) income taxes, franchise taxes or fees, gift, inheritance, estate or succession taxes, capital stock taxes, documentary, stamp or transfer taxes, excise, sales or use taxes, or similar taxes.  Operating Expenses shall be reduced by awards, reimbursements (excluding insurance reimbursements paid on claims), credits, discounts, reductions or allowances received or receivable by Landlord for items included in Operating Expenses, other than reimbursements received from tenants and occupants of the Property.

Such additional rent shall be computed on the basis of each calendar year and shall be adjusted as of January 1 of each year during the term of this Lease.  Tenant shall pay its share of the Operating Expenses in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by Landlord each year without any deduction or setoff whatsoever beginning on the Commencement Date of this Lease.  Within sixty (60) days after the end of each calendar year, Landlord shall famish Tenant with a written statement itemizing the Operating Expenses for that calendar year, and a written statement of the amount of the Tenant’s share of said Operating Expenses.  If the total amount paid by Tenant for the prior calendar year shall be less than the actual amount due from Tenant for that year, Tenant shall, within ten (10) days after written notice, pay to Landlord the difference between the amount paid by Tenant and the actual amount due; if the total amount paid by Tenant for the prior calendar year exceeds the actual amount due from Tenant for that year, Tenant shall receive a credit for such amount against Base Rent or additional rent to become due under this Lease, or if the Lease term has expired, a refund of such excess from Landlord.

Landlord shall maintain at its offices complete records and invoices of the Operating Expenses for eighteen (18) months following such expenditure.  At any time within six (6) months after receipt of any annual statement, Tenant may audit the Operating Expenses, including without limitation, inspecting invoices and records and the work performed, and Landlord shall reasonably cooperate with Tenant in such audit.  If such audit shows that the statement included Operating Expenses not permitted or in excess of that permitted under this Lease, Tenant may deduct the overpayment, with interest thereon at the Default Rate (as defined below), from the Operating Expenses thereafter billed.  If such audit shows that the Operating Expenses were more than two percent (2%) higher than that permitted under this Lease, Landlord shall reimburse Tenant for the reasonable cost of such audit, failing which Tenant may deduct such cost, with interest thereon at the Default Rate, from the Operating Expenses thereafter billed.

The additional rent is estimated to be $1.20 per square foot, or $6,737.50 per month for calendar year 2012.

(d)                                 Payment.  Except as otherwise provided in this Lease, the monthly installments of Base Rent, additional rent, and all other sums payable under this Lease by Tenant, shall be paid to Landlord at Landlord’s address set forth above, or at such other address as Landlord may direct by written notice, without setoff, counter claim, recoupment, abatement, suspension or deduction.

5.                                      Taxes and Special Assessments.  Subject to Paragraph 4(c) above, Landlord shall pay and discharge all real property taxes and special assessments which may be levied against all or any portion of the Property, Building and Improvements during the term of this Lease.  Tenant shall pay and discharge all personal property taxes which may be levied against its furniture, equipment and other personal property located on the Leased Premises.

6.                                      Insurance and Indemnity.  Subject to Paragraph 4(c) above, Landlord shall keep the Property, Building and Improvements insured with an insurance company rated by A.M. Best as A- or better against the following:

(a)                                 “All Risk” coverage in the amount of the full replacement cost of the Building and Improvements.

(b)                                 public liability and property damage insurance with coverage of at least Two Million Dollars ($2,000,000.00) on a combined single limit basis.

All such policies of insurance shall be payable to Landlord or as Landlord specifies.

Tenant shall indemnify Landlord against and save Landlord harmless from any liability or claim for damages which may be asserted against Landlord by reason of any accident or casualty occurring in, on or about the Leased Premises or otherwise arising from Tenant’s use and occupancy of the Leased Premises except such as shall arise from the negligence of Landlord, its agents or employees.  Landlord shall indemnify Tenant against and save Tenant harmless from any liability or claim for damages which may be asserted against Tenant by reason of any accident or casualty occurring in, on or about the Property or otherwise arising from Landlord’s use and maintenance of the Leased Premises except such as shall arise from the action, omission or the negligence of Tenant, its agents or employees.

Tenant, at its expense, shall obtain public liability insurance for the benefit of itself and Landlord and naming Landlord as an additional party insured and loss payee on the policies with limits in amounts of not less than Two Million Dollars ($2,000,000.00) for injury or death of any one person and not less than Two Million Dollars ($2,000,000.00) for damages to property resulting from one casualty, and Two Million Dollars ($2,000,000.00) property damages in the aggregate.  Such policies of insurance shall provide that the coverage shall be primary irrespective of any liability insurance provided by Landlord pursuant to this Lease, or otherwise.  Tenant shall keep such insurance in force during the term of this Lease and deliver certificates of insurance to Landlord showing such coverage in companies satisfactory to the Landlord.  If Tenant shall fail to do so, Landlord may obtain the insurance and charge the cost to Tenant as additional rent.

Tenant, at its expense, shall keep all of its furnishings, equipment and other personal property located on the Leased Premises fully insured against loss or damage by fire and those risks covered by “extended coverage” as provided in a Michigan standard fire insurance policy.  Such policy of insurance shall be payable to Tenant or as Tenant specifies.  Tenant hereby releases Landlord from any and all liability for any damage to or loss of such personal property from any cause whatsoever except to the extent such loss or damage is the result of the negligence of Landlord, its agents or employees and is not otherwise covered by insurance required to be carried by Tenant under this Lease.

7.                                      Waiver of Subrogation.  Each policy of insurance authorized or required of either party under this Lease shall contain a clause or endorsement under which the insurer waives all right of subrogation against the other party, its agents and employees with respect to losses payable under such policy, and each party hereby waives all right of recovery it might otherwise have against the other party, its agents and employees for any loss or injury which is covered by such a policy of insurance, notwithstanding that such loss or injury may result from the negligence or fault of such other party, its agents or employees.

8.                                      Utilities.  Tenant shall pay all charges for utility services provided to the Leased Premises which are separately metered.  Subject to Paragraph 4(c) above, Landlord shall pay all charges for all other utility services necessary for the reasonable use and operation of the Leased Premises and the Building and Improvements.  Landlord shall not be liable for damages or otherwise for any interruptions or failure in the supply of any utilities or utility service to the Leased Premises except such failure or interruption which results from the negligence of Landlord, its agents or employees.

9.                                      Maintenance and Condition of Leased Premises.  Tenant, at its expense shall keep the interior of the Leased Premises in good maintenance, condition, and repair, reasonable wear and tear excepted, including, without limitation, the maintenance and repair of all HVAC, plumbing and electrical systems serving the Leased Premises, and perform all other maintenance, repair and replacement upon the Leased Premises, the Property, Building and Improvements necessitated by the acts or negligence of Tenant, its agents, employees or invitees.  Subject to Paragraph 4(c) above, all other necessary maintenance, repair and replacement of the Property, Building and Improvements shall be performed by Landlord.  Tenant shall promptly notify Landlord in writing of any defective condition known to it which Landlord is required to repair or replace and failure to so report such defect shall make Tenant responsible to Landlord for any additional loss or aggravation of loss incurred by Landlord by reason of Tenant’s failure to notify Landlord.

Tenant shall keep the Leased Premises in a neat and clean condition, shall not allow refuse to accumulate, and shall conduct its business in such a manner that the risk of fire to the Leased Premises shall not be increased beyond the hazard normal and usual for its type of business.

10.                               Alterations.  Except as permitted under Section 36 of this Lease, Tenant shall not make or permit to be made any alterations, additions or improvements in, upon or to the Leased Premises, or any part of the Leased Premises, without the prior written consent of Landlord.  In the event such consent is obtained, all such alterations, additions or improvements shall be performed at the expense of Tenant in a good, workmanlike manner, free from faults and defects and in accordance with all applicable laws and building codes and plans and specifications approved by Landlord.  Tenant shall not allow any construction liens to attach to the Leased Premises or the Property, Building or Improvements in connection with any such alteration, and the failure of Tenant to have any such lien released within ninety 90) days after written notice from Landlord shall constitute a default under this Lease.  In addition, Tenant shall indemnify, defend and hold Landlord harmless from any and all costs and expenses incurred by Landlord in connection with such construction liens, including, without limitation, attorneys fees and costs of litigation.  All alterations, additions or improvements (except trade fixtures) so made and installed by Tenant shall become part of the realty, shall become the property of Landlord and shall remain for the benefit of Landlord at the end of the term or other expiration of this Lease in as good condition as they were when installed, reasonable wear and tear, casualty that is covered or required to be covered by insurance under this Lease, ordinary depreciation and obsolescence excepted; provided, however, that any such alteration, addition or improvement remaining at the end of the term or other expiration of this Lease, shall upon demand made by Landlord, be removed by Tenant, at Tenant’s expense, and Tenant shall repair any damage caused by such removal, restoring the Leased Premises to their condition prior to the making of such alteration, addition or improvement.

11.                               Performance by Landlord.  In the event Tenant fails to perform any of its covenants and agreements as set forth in this Lease and such failure continues for a period of thirty 30) days after written notice from Landlord (except that no such notice shall be required in emergency situations), Landlord shall have the option to undertake such performance for Tenant, and the costs and expenses reasonably incurred by Landlord by reason of such undertaking shall be due and payable forthwith by Tenant to Landlord as additional rent under this Lease.

12.                               Compliance with Public Authority Requirements.  Tenant agrees, at its own expense, to promptly comply with all requirements of any legally constituted public authority made necessary by reason of Tenant’s occupancy of the Leased Premises, including, without limitation, the Americans with Disabilities Act.  Landlord shall deliver Leased Premises as of the “Commencement Date” to Tenant fully complying with all requirements of any legally constituted public authority made necessary by reason of initial occupancy including, without limitation, the Americans with Disability Act

13.                               Hazardous Materials.

(a)                                 Definitions.  For purposes of this Lease, the terms “Hazardous Materials” and “Relevant Environmental Laws” shall be defined as follows:

(i)                                     “Hazardous Materials” shall mean all solids, liquids and gasses, including but not limited to solid waste, asbestos, crude petroleum and petroleum fractions, toxic chemicals, polychlorinated biphenyls, paint containing lead, volatile organic chemicals, chlorinated organic compounds, and urea formaldehyde foam insulation, which are governed or regulated by Relevant Environmental Laws.

(ii)                                  “Relevant Environmental Laws” shall include but not be limited to all federal, state or local laws, rules, regulations, orders or determinations established or issued by any judicial, legislative or executive body, of any governmental or quasi-governmental entity which govern or regulate the existence, storage, use, disposal, or release of any solid, liquid or gas on, in or under the Leased Premises, or which govern or regulate the environmental effect of any activity currently or previously conducted on the Leased Premises.

(b)                                 Tenant’s Obligations; Indemnification.  Tenant shall not, nor shall it permit its employees, business invitees, contractors or subcontractors (collectively “Tenant’s Agents”), to bring upon, keep, store, use, or dispose of any Hazardous Materials on, in, under, or about the Leased Premises, the Property, Building or Improvements or any adjacent property except in complete compliance with all Relevant Environmental Laws.  Tenant shall, at its sole cost and expense and upon the demand of

Landlord, cause all.  Hazardous Materials spilled, disposed of or otherwise released by Tenant or its Agents in, on, under or about the Leased Premises, the Property, Building or Improvements or any adjacent property to be remediated in full compliance with the Relevant Environmental Laws.  In addition, Tenant shall defend, indemnify, protect, and hold Landlord harmless from and against all claims, costs, fines, judgments, and liabilities, including attorney fees and costs and clean-up and other remediation costs and expenses, arising out of or in connection with the presence, storage, use, or disposal of Hazardous Materials in, on, under, or about the Leased Premises, the Property, Building, Improvements or any adjacent property caused by the acts, omissions, or negligence of Tenant and/or Tenant’s Agents.  Tenant’s obligations hereunder shall survive the termination of this Lease.

(c)                                  Landlord’s Obligations: Indemnification.  Neither Landlord nor Landlord’s employees, business invitees, agents, contractors, or subcontractors (collectively “Landlord’s Agents”) shall bring upon, keep, store, use, or dispose of any Hazardous Materials in, on, under, or about the Leased Premises, the Property, Building or Improvements or any adjacent property except in complete compliance with all Environmental Laws.  Landlord shall indemnify, defend, protect, and hold Tenant and Tenant’s Agents harmless from and against any and all claims, costs, fines, judgments, and liabilities, including attorney fees and costs, arising out of or in connection with the presence of Hazardous Materials in, on, under, or about the Leased Premises, the Property, Building or Improvements or any adjacent property on the Commencement Date or introduced in, on, under, or about the Leased Premises, the Property, Building or Improvements or any adjacent property subsequent to the Commencement Date due to the acts, omissions, or negligence of Landlord or Landlord’s Agents.  Landlord’s obligations hereunder shall survive the termination of this Lease.

14.                               Damage to Leased Premises.  In the event the Leased Premises or Building are damaged by fire, the elements, acts of God, or other cause to such extent that the Leased Premises are rendered untenantable by Tenant or more than fifty percent (50%) of the Building is rendered untenantable, and in the event Landlord elects not to rebuild the Leased Premises and Building as they existed prior to the damage or in some other manner satisfactory to Tenant and Landlord, then Landlord, within thirty (30) days of the date the damage occurred, shall notify Tenant in writing of such election, and this Lease shall be canceled as of the date the damage occurred, and Landlord and Tenant shall have no further obligations by reason of its provisions.  In the event Landlord elects to rebuild the Leased Premises and Building as they existed prior to the damage or in some other manner satisfactory to Tenant and Landlord, then Landlord shall commence such rebuilding within thirty (30) days of the date of such damage and shall continue and complete such rebuilding as promptly as possible.  Upon completion of such rebuilding, this Lease shall be reinstated in all of its terms; provided, however, the Base Rent and additional rent shall abate in full dining the period of such rebuilding.

In the event the Leased Premises or Building are not damaged to such extent that the Leased Premises are rendered wholly untenantable by Tenant and this Lease is not otherwise terminated as provided above, then Tenant shall continue to occupy those portions of the Leased Premises which are tenantable, the Base Rent and additional rent shall abate proportionately to the portions occupied, and Landlord shall promptly commence and complete repairs to the portions damaged

In no event and under no circumstances shall Landlord be liable to Tenant for any loss occasioned by damage to the Leased Premises, other than for the abatement of Base Rent and additional rent as provided in this Paragraph 14, except to the extent of property damage resulting from the negligence of Landlord, its agents or employees which is not otherwise covered by insurance required to be carded by Tenant under this Lease.  Under no circumstances shall there be any abatement of Base Rent or additional rent under this Paragraph 14 if the damage to the Leased Premises is caused by the acts or negligence of Tenant, its agents, employees or invitee&

15.                               Eminent Domain.  In the event that the whole of the Leased Premises shall be taken or condemned for any public or quasipublic use or purpose by any competent authority in appropriation proceedings or by any right of eminent domain, then this Lease shall terminate as of the date title vests in the condemnor, all rents and other payments shall be paid up to that date, and Landlord and Tenant shall have no further obligations by reason of the provisions of this Lease.

In the event that less than the whole of the Leased Premises is so taken or condemned, then Landlord shall have the right to terminate this Lease upon written notice to Tenant given at least thirty (30) days prior to the date title vests in the condemnor, and this Lease shall terminate as of the date title vests in the condemnor, all rents and other payments shall be paid up to date, and Landlord and Tenant shall have no further obligations by reason of the provisions of this Lease.  In the event that Landlord does not elect to so terminate this Lease, Landlord, to the extent of the condemnation award, Alan repair and restore the portion of the Leased Premises and Building not affected by the taking so as to constitute the remaining premises a complete architectural unit.  Thereafter, the Base Rent and additional rent to be paid by Tenant shall be adjusted proportionately according to the ratio that the floor area remaining in the Leased Premises bears to the former floor area in the Leased Premises, and all of the other terms of this Lease shall remain in full force and effect.

Tenant shall have no interest in any award resulting from any condemnation or eminent domain or similar proceedings whether such award be for diminution in value to the leasehold or to the fee of the Leased Premises, except that Tenant shall be entitled to claim, prove and receive in such proceedings such award as may be allowed it for loss of business, relocation, and for Tenant’s trade fixtures and personal property which are removable by Tenant at the end of the term of this Lease, provided such award shall be in addition to the award for land, buildings and other improvements.

16.                               Parking and Common Areas.  Tenant shall have the sole right to use the driveways, walkways and parking areas located adjacent to the Building (collectively “Common Areas”).  Landlord reserves the right hi its absolute discretion to modify, change or alter any Common Area provided such change or alteration does not materially alter the amount of available parking space or the accessibility of the Leased Premises.

17.                               Defaults of Tenant.  The following occurrences shall be deemed defaults by Tenant:

(a)                                 Tenant shall fail to pay when due any Base Rent, additional rent or other sum payable under this Lease, including Tenant Finish Rent, and such failure continues for ten (10) days after written notice from Landlord.

(b)                                 Tenant shall abandon or vacate the Leased Premises before the end of the term or before the end of any renewal term of this Lease; or Tenant shall make a general assignment for the benefit of creditors or become bankrupt or insolvent, or file or have filed against it in any court a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee.

(c)                                  Tenant shall be in breach of any other obligation undo this Lease, and such breach shall continue for thirty (30) days after written notice from Landlord (unless such default is not reasonably capable of being cured within such thirty (30) day period and Tenant is diligently prosecuting such cure to completion).

18.                               Remedies of Landlord.  In the event of a default by Tenant Landlord shall have the following rights and remedies in addition to all other rights and remedies otherwise available to Landlord pursuant to applicable law:

(a)                                 Landlord shall be entitled to immediately accelerate upon written notice to Tenant the full balance of the Base Rent and additional rent payable for the remainder of the term, or renewal term, of this Lease; provided, however, such amount shall be reduced to present value as of the date of payment based on interest rate of seven percent (7%) per annum.

(b)                                 Landlord shall be entitled to immediately exercise its rights under\ Paragraph 36 to enforce the immediate repayment of any unpaid Tenant Finish Rent and accrued unpaid interest thereon.

(c)                                  Landlord shall have the right to terminate this Lease upon written notice to Tenant without prejudice to any claim for Base Rent, additional rent or other sums due or to become due under this Lease.

(d)                                 Landlord shall have the immediate right of re-entry and may remove all persons and property from the Leased Premises.  Such property may be removed and stored at the cost of Tenant.  Should Landlord elect to re-enter as herein provided, or should Landlord take possession pursuant to legal proceedings, Landlord may either terminate this Lease or, from time to time, without terminating this Lease, relet the Leased Premises or any part thereof for such term or terms (which may be for a term e ding beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord, in the exercise of its sole discretion, deems advisable, with the right to make alterations and repairs to the Leased Premises.  Upon each such reletting, (i) Tenant shall be immediately liable to pay to Landlord, in addition to any indebtedness other than Base Rent and additional rent due hereunder, the cost and expense of such reletting and of any such alterations and repairs incurred by Landlord, and the amount, if any, by which the Base Rent and additional rent reserved in this Lease for the period of the reletting as accelerated under Subparagraph (a) of this Paragraph, exceeds the amount agreed to be paid for Base Rent and additional rent for the Leased Premises by the reletting Tenant; or (ii) at the option of Landlord, rents received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than Base Rent and additional rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting and of such alterations and repairs; third, to the payment of rent unpaid hereunder, and the residue, if any, held by Landlord and applied in payment of funny unaccelerated rent as the same may become due and payable hereunder.

(e)                                  Landlord may immediately sue to recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including the cost of recovering the Leased Premises, and including the Base Rent and additional rent reserved and charged in this Lease for the remainder of the stated term as accelerated under Subparagraph (a) of this Paragraph, all of which shall be immediately due and payable along with attorneys’ fees and Landlord shall have no obligation to relet

19.                               Late Charm and Interest for Past Due Payments.  All installments of Base Rent and additional rent payable to Landlord under this Lease if not paid within five (5) days after they become due shall be subject to a late charge equal to five percent (5%) of the installment amount.  In addition, any payment of Base Rent, additional rent or other amount due from Tenant to Landlord which is not made when due under this Lease shall bear interest at the rate of twelve percent (12%) per annum (“Default Rate”) from the date of nonpayment to the date of payment

20.                               Legal Expenses.  In case suit shall be brought by either party to enforce the provisions of this Lease, the prevailing party in such action shall be entitled to recover all expenses so incurred, including reasonable attorneys’ fees.

21.                               Right of Access.  Except in the case of an emergency, for which no prior notice from Landlord shall be required, Tenant agrees to permit Landlord, and Landlord’s agents, to inspect or examine the Leased Premises at any reasonable time in a reasonable manner upon prior written notice to Tenant, to permit Landlord to make such repairs, decorations, alterations, improvements or additions in the Leased Premises, as Landlord may deem desirable or necessary or which Tenant has covenanted in this Lease to do but has failed to do, without the same being construed as an eviction of Tenant, in whole or in part, by reason of loss or interruption of the business of Tenant because of the prosecution of such work, and the Base Rent or additional rent due under this Lease shall in no way abate while such decorations, repairs, alterations, improvements or additions are being made.  Tenant shall have the right to accompany Landlord on any such inspections and examinations, which shall be scheduled to suit the reasonable convenience of both parties.

Landlord shall have the right to enter upon the Leased Premises at any reasonable time during the term, or any renewal term, of this Lease for the purpose of exhibiting the Leased Premises to prospective tenants or purchasers, provided advance notice is given to Tenant, and provided such exhibitions are scheduled to suit the reasonable convenience of both parties.  For a period commencing four (4) months prior to the termination of this Lease and any renewals, Landlord may also place signs in, or upon the Leased Premises to indicate that the same are for rent, which signs shall not be altered, removed, obliterated or hidden by Tenant.  Signs indicating the Leased Premises are for sale may be placed on the Leased Premises at any time.

22.                               Surrender of Leased Premises.  Tenant covenants and agrees to surrender possession of the Leased Premises to Landlord upon the expiration of the term of this Lease or any renewals or extensions of this Lease, or upon earlier termination of this Lease, in as good condition and repair as the same shall be at the commencement of the term of this Lease, or as the same may have been put by Landlord or Tenant during the continuance of this Lease and any renewals, or extensions, reasonable wear and tear, casualty that is covered or required to be covered by insurance under this Lease, ordinary depreciation and obsolescence excepted.  In addition, Tenant shall remove all of its property from the Leased Premises and shall repair any damage to the Leased Premises caused by such removal.

Any personal property of Tenant or of anyone claiming under Tenant which shall remain on the Leased Premises after the expiration or termination of this Lease shall be deemed to have been abandoned by Tenant, and either may be removed by Landlord as its property or may be disposed of in such manner as Landlord may see fit, and Landlord shall not be in any way responsible for such property.

23.                               Holding Over.  In the event Tenant shall continue to occupy all or any part of the Leased Premises after the expiration of the term, or any renewal term of this Lease with the consent of Landlord, such holding over shall be deemed to constitute a tenancy from month to month, upon the same terms and conditions as are contained in this Lease, except as to term; provided, however, if such holding over is without Landlord’s written consent, Tenant shall pay to Landlord as Base Rent for each month, or part of a month, that Tenant remains in possession of the Leased Premises, one hundred twenty five percent (125%) the monthly Base Rent amount in effect immediately prior to the date of termination.

24.                               Assignment and Sublease.  Tenant shall not assign this Lease, or sublease all or any part of the Leased Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld.  The foregoing notwithstanding, Landlord’s consent shall not be required for any assignment or sublease (a) that is a concession or license given to any parent, subsidiary or affiliated company in the ordinary course of operating the Leased Premises as the initial use, any subsequent use by Tenant, or any use by a transferee to whom Landlord has previously consented; (b) to any parent, subsidiary or entity related or affiliated with Tenant; (c) made as part of a merger, consolidation or reorganization of Tenant, or of a transferee to whom Landlord has consented or, transfer as part of the sale of the stock of, an interest in or the assets or property of Tenant or of a transferee to whom Landlord has consented; or (d) that involves the sale or transfer of a majority of the equity ownership interests in Tenant in a single transaction or as the result of a series of transactions at any time during the term or any renewal term of this Lease.  No assignment of this Lease or subletting of the Leased Premises, with or without the consent of Landlord, and no course of dealing or other actions of Landlord after any such assignment or sublease shall serve to release Tenant from its obligations under this Lease unless such release is expressly set forth in a separate written agreement signed by Landlord.  In addition, the granting of consent by Landlord to an assignment or sublease in one case shall not constitute consent to any future assignment or sublease.

25.                               Subordination.  This Lease shall be subject and subordinate to any mortgage or mortgages now in force, or which shall at any time be placed upon the Leased Premises or the Building or any part thereof, and to each and every advance made pursuant to any such mortgage.  Tenant agrees that it will upon demand execute and deliver such instruments as shall be required by any mortgagee or proposed mortgagee, to confirm or to effect more fully such subordination of this Lease to the lien of any such mortgage or mortgages.  Tenant’s refusal to execute or deliver such instrument shall also entitle Landlord, its successors and assigns, to elect that this Lease terminate upon the giving of a written notice as provided for hi Paragraph 17(c).  Such subordination shall be contingent upon Landlord or any mortgagee providing Tenant prior to the Commencement Date with a customary non-disturbance agreement that does not adversely increase Tenant’s obligations or adversely decrease Tenant’s rights and privileges under this Lease.  Such non-disturbance agreements shall be delivered to Tenant within fifteen (15) days after the date this Lease is fully executed (in the case of existing lenders) or at the time such items may arise (in the case of future leaders).

26.                               Attornment.  Upon request of the holder of any note secured by a mortgage on the Building, the Property or the Premises that has entered into the foregoing non-disturbance agreement, in the event any proceedings are brought for the foreclosure of any mortgage covering the Leased Premises, or in the event of the conveyance by deed in lieu of foreclosure, or in the event of exercise of the power of sale under any such mortgage, or in the event of the sale or transfer of the Leased Premises by Landlord, Tenant hereby attorns to the new owner and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Tenant attorns to such successor in interest and recognizes such successor as Landlord under this Lease.

27.                               Sale or Transfer by Landlord.  If Landlord shall sell or transfer the Leased Premises, Landlord shall be automatically and entirely released of all covenants and obligations under this Lease from and after the date of such conveyance or transfer, provided the purchaser on such sale has assumed and agreed to carry out all covenants and obligations of Landlord under this Lease.

28.                               Quiet Enjoyment.  On paying the Base Rent and additional rent and on performing all of the covenants and agreements on its part to be performed under the provisions of this Lease, Tenant shall peacefully and quietly have, hold and enjoy the Leased Premises for the term, and for any renewal term, of this Lease.

29.                               Benefit and Obligation.  The benefits of this Lease shall accrue to, and the burdens of this Lease shall be the liabilities of the successors and assigns of Landlord and Tenant.

30.                               Notices.  All notices required under any provision of this Lease shall be deemed to be properly served if delivered in writing personally, or sent by registered or certified mail to each party at their address as stated above or at such other address as each party shall designate in writing delivered to the other party.  All mailed notices shall be effective upon mailing.

31.                               Waiver.  The failure of either party to enforce any covenant or condition of this Lease shall not be deemed a waiver thereof or of the right of either party to enforce each and every covenant and condition of this Lease, and no provision of this Lease shall be deemed to have been waived unless such waiver is in writing.  One or more waivers of any covenant or condition by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant or condition nor shall the acceptance of Base Rent, additional rent or other payment by Landlord at any time when Tenant is in default under any term, covenant or condition of this Lease constitute a waiver of such default, nor shall any waiver or indulgence granted by either party be taken as an estoppel against the party granting the indulgence or waiver.

32.                               Unenforceability.  In the event any covenant, term, provision, obligation, agreement or condition of this Lease is held to be unenforceable, it is mutually agreed and understood, by and between the parties hereto, that the other covenants, terms, provisions, obligations, agreements and conditions herein contained shall remain in full force and effect

33.                               Captions.  All headings contained in this Lease are intended for convenience only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.

34.                               Governing Law.  This Lease shall be governed by the laws of the State of Michigan, without regard to its conflict of laws provisions.  Any action or proceeding seeking to enforce any provision o4 or based on any right arising out of, this Lease may only be brought against any of the parties in the courts of the State of Michigan, County of Kent, or in the United States District Court for the Western District of Michigan.  Each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts), whether acquired originally or by removal, in such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

35.                               Landlord Improvements.  Prior to the Commencement Date& Landlord shall, at Landlord expense, provide high efficiency florescent lighting, as determined in its discretion, throughout the warehouse portion of the Leased Premises.  Landlord shall confirm that all doors, lighting, plumbing, sprinkler and electrical systems are in good working condition.  Additionally, the Landlord shall pay to have existing air conditioning units brought back to complete functionality.  Tenant shall pay to air condition the remainder of the Leased Premises.

36.                               Tenant Finish Improvements: Additional Rent.  A reimbursable improvement allowance in the maximum amount of $150,000 shall be granted by Landlord to Tenant and utilized for various upgrades (“Finish Improvements”) to the Leased Premises including renovation of the existing office space and adding HVAC to the entire Building (“Improvement Allowance”).  The Finish Improvements shall also include the cleaning, repairing, painting and sealing of the floors within the Leased Premises, which shall be undertaken by Tenant.  The Improvement Allowance shall be available for reimbursement to Tenant at the execution of the Lease, subject to the Tenant providing Landlord with an appropriate sworn statement and lien waivers for the completed Finish Improvements.  Within ten (10) days of Landlord’s satisfactory receipt of such items from Tenant Landlord shall pay

Tenant for up to $150,000 of the cost of the Finish Improvements.  The plans and specifications for the Finish Improvements shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld.  On or before the Commencement Date, Tenant shall provide Landlord with a proposed “punch list” of minor defects and repairs with respect to the Landlord improvements which are not the result of the acts, omissions or negligence of Tenant, its agents, employees, invitees or contractors.  Subject to Landlord’s agreement with the proposed punch list items, all such items shall be completed by, and at the expense of, Landlord as soon as reasonably possible.

The Improvement Allowance shall be repaid to Landlord by Tenant as follows:

As additional rent determined by amortizing the amount of the Improvement Allowance disbursed to Tenant over the next five years (5) beginning May 1, 2012 (“Tenant Finish Rent”).  Such amortization shall be at a per annum rate of interest equal to seven percent (7%), which results in a payment of $2,970.18 per month if the full Improvement Allowance is disbursed to Tenant.  Such Tenant Finish Rent shall be due and payable on the first day of each month during the initial term of this Lease and shall be paid in the same manner as Base Rent; provided, however, that Tenant shall have the right to pre-pay, in full or in part, any portion of the =amortized balance of the Tenant Finish Rent full at any time.  If Tenant does not exercise its two year renewal option after the initial term, or upon the earlier termination of this Lease as provided herein, the =amortized balance of the Tenant Improvement Allowance, and any accrued interest thereon, shall be due and payable in full to Landlord within ten (10) days of the expiration or earlier termination of this Lease.

37.                               Additional Covenants of Tenant.  Tenant shall not commit or allow any of the following acts to be committed by Tenant or its agents, employees, or invitees without the prior written consent of the Landlord, which consent may be granted or withheld at the sole discretion of the Landlord:

(a)                                 Occupy the Leased Premises in any other manner or for any other purpose than as set forth in this Lease.

(b)                                 Use the Leased Premises, Property, Building or Improvements or operate any machinery on the Leased Premises, Property, Building or Improvements that, in Landlord’s reasonable opinion, is harmful to the Building or disturbing to tenants occupying other parts thereof.

(c)                                  Inscribe, paint or affix or permit to be inscribed, painted or affixed any sign, advertisement or notice on any part of the Building, inside or out, unless of such character, color, size or material, and in such place as shall first be approved by Landlord in writing.

(d)                                 Place any signaling, telegraphic, telephonic or other wires and instruments in the Leased Premises unless directed by Landlord as to where and how the same are to be placed, and, without such direction, no placement of any such apparatus shall be permitted; provided, however, Tenant shall be permitted to install standard telephone and computer lines at Tenant’s expense within Tenant’s leased area.

(e)                                  Use or allow to be used on the Leased Premises any article or substance having an offensive odor, such as, but not limited to ether, naphtha, phosphorus, benzol, gasoline, benzine, petroleum or any product thereof, crude or refined earth or coal oils, flashlight powder, or other explosives, kerosene, camphene, burning fluid or any dangerous, explosive or rapidly burning matter or material of any kind.

(f)                                   Use electricity in the Leased Premises in excess of the capacity of any of the electrical conductors and equipment in or otherwise serving the demised premises nor connect any additional fixtures, appliances or equipment other than lamps, typewriters, PC type desktop computers and similar small offices machines to the Building electric distribution system or make any alteration of addition to the electric system of the Leased Premises.

38.                               Signs.  Landlord shall have no obligation to provide any signs for Tenant or the Leased Premises.  All signs placed on the Leased Premises by Tenant shall conform to the same style, type, size and quality of other signs in or on the Building and shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld.  All signs approved by Landlord shall be erected at Tenant’s sole cost and expense, and in compliance with all applicable laws, ordinances, codes and regulations.  In addition, all such signs shall be removed by Tenant upon the termination of this Lease and all damages repaired at Tenant’s cost and expense.

39.                               Security Deposit.  As security for the payment and performance of its obligations under this Lease, Tenant has deposited with Landlord the sum of $18,750.00 (the “Deposit”).  The Deposit shall be held by Landlord, and, at Landlord’s discretion, applied to the payment of any amount due Landlord from Tenant which comes due under the terms of this Lease.  Any such use of the Deposit by Landlord shall not serve to cure or waive Tenant’s default, and such default shall not be deemed cured until the full amount of the Deposit has been restored to Landlord by Tenant.  Any unexpended portion of the Deposit shall be paid over to Tenant within thirty (30) days after the expiration or earlier termination of this Lease and the performance by Tenant of all of its obligations under this Lease.

40.                               Additional Waists Reserved to Landlord.  Landlord shall have the right, but shall be under no obligation, to do the following things (at any time or times and from time to time) in or about the Leased Premises and the Building or adjacent property:

(a)                                 Make such reasonable rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Leased Premises, the Building or Common Areas, and for the preservation of good order therein; provided, however, such rules and regulations shall not be inconsistent with the terms and conditions of this Lease.

(b)                                 Control and prevent access to any part of the Building or adjacent property by all persons whose presence in the reasonable judgment of Landlord, or

Landlord’s employees, will be prejudicial to the safety, character, reputation or interest of the Building and its respective tenants.

41.                               Financial Information.  On each anniversary of the commencement of the Lease, Tenant shall provide Landlord with copies of its most recent Grand Rapids, Michigan divisional financial information, defined as revenues and EBITDA (defined as earnings before interest, taxes, depreciation and amortization).

42.                               Entire Agreement; Amendment.  This Lease contains all of the terms and conditions of the agreement of the parties concerning the Leased Premises.  This Lease may be amended only by a written agreement signed by both Landlord and Tenant

44.                               Estoppel Certificates.  Upon or after execution of this Lease, within ten (10) days of Landlord’s request, Tenant shall execute and deliver to Landlord a statement in writing, certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), the day to which the Base Rent, additional rent or other charges have been paid by Tenant in advance, if any, and stating that there is not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed.  Upon the same tams and conditions as provided in this Section, Landlord shall provide an estoppel certificate to Tenant within ten (10) days of Tenant’s request.

45.                               Landlord Default; Remedies.  If Landlord fails to perform any obligation under this Lease and such failure continues beyond a reasonable period of time, not to exceed thirty (30) days after Landlord’s receipt of written notice from Tenant specifying in reasonable detail the nature of such failure (unless such default is not reasonably capable of being cured within such thirty (30) day period and Landlord is diligently prosecuting such cure to completion) (“Landlord Default”), Tenant may, by written notice to Landlord, elect to: (a) terminate this Lease, if Landlord’s default materially and adversely impacts Tenant’s ability to use a substantial portion of the Leased Premises for its business purposes; and/or (b) bring an action for specific performance or for damages; and/or (c) exercise all remedies available to Tenant at law and equity.  Notwithstanding anything to the contrary in this Lease, if a Landlord Default occurs and Landlord’s default materially and adversely impacts Tenant’s ability to use a substantial portion of the Leased Premises for its business purposes, Tenant shall have the right to cure the Landlord Default and set off against Rent due from Tenant to Landlord under this Lease the cost of curing the Landlord Default in only the following instances: (i) the failure of Landlord to pay the Improvement Allowance as required under this Lease; (ii) the failure of Landlord to properly maintain the Common Areas as required under this Lease; (iii) the failure to maintain, repair and replace as provided under this Lease; (iv) the failure of Landlord to pay for any utilities as required under this Lease; and (v) the failure of Landlord to pay the municipality for real estate taxes relating to the Property.

46.                               Waiver of Security Interest.  Landlord waives any security interest in and to all Landlord’s liens over Tenant’s goods, inventory, trade fixtures and all other personal property, whether statutory, consensual or equitable.  Landlord further agrees to execute an agreement in substance and in form agreeable with Tenant’s lender, allowing Tenant’s lender access to lender’s collateral in the Leased Premises, if any.

47.                               Landlord’s Representations.  Notwithstanding anything to the contrary herein, as a material inducement to Tenant’s execution of this Lease, Landlord covenants and agrees with and warrants and represents to Tenant as follows: (a) Landlord is the true and lawful owner of the Property and is seized of an indefeasible estate in fee simple in and to the Property, subject to no easement, restriction, mortgage, encumbrance or other matter which would: (i) preclude Landlord’s grant of the Terra to Tenant, (ii) prevent or hinder the use by Tenant of the Leased Premises for the permitted uses provided in this Lease, or (iii) materially detract from the rights of Tenant under this Lease; (b) Landlord has not received notice of any claim, suit or other action or investigation with respect to the violation of any legal requirements by or against Landlord or the Property, or part thereof, including, without limitation, any applicable environmental and occupational safety and hygiene laws, and Landlord knows of no facts or circumstances which may give rise to any violation of any legal requirement or to any future civil, criminal or administrative proceeding relating to environmental or occupational safety and hygiene matters or any other matter which may adversely affect Tenant, the Leased Premises or Tenant’s rights or obligations hereunder; (c) the Leased Premises is and shall remain properly zoned for the permitted uses as provided in this Lease and the Leased Premises and the remainder of the Property is and shall remain properly zoned to permit the permitted uses as provided in this Lease.  All necessary governmental and private consents, permits and approvals for the permitted uses of the Leased Premises as provided in this Lease have been obtained prior to the date hereof; (d) Landlord is a Michigan limited liability company, validly existing in good standing under the laws of Michigan and has the power to own its own property and assets, lease the Leased Premises to Tenant and carry on its business as required under this Lease in the state of Michigan; (e) the execution of this Lease constitutes the binding obligation of Landlord and has been authorized by valid resolution of Landlord’s members and managers and this Lease will not conflict with or result in a breach of Landlord’s Articles of Organization or Operating Agreement or any agreements to which Landlord is a party or by which it may be bound, or violate any applicable legal requirement, including, without limitation, any requirement, restriction or easement applicable to the Property or Landlord; (f) all utilities that are necessary for Tenant’s permitted uses of the Leased Premises under this Lease (whether separately metered or otherwise) are available to the Leased Premises and in good working order; and (g) Subject to the satisfactory completion of the applicable Finish Improvements, the Leased Premises, including, without limitation, the HVAC, electrical, plumbing, and telecommunications systems, equipment, fixtures, and controls serving the Leased Premises, whether located within or outside the Leased Premises, are in good working order and condition as of the date first indicated above.

48.                               Brokers.  Each party under this Lease represents and warrants that, except for First Companies, Inc. and Paracom LLC (d/b/a Colliers International) (collectively, the “Broker”), it has dealt with no broker in connection with this Lease and agrees to hold harmless and indemnify the other from and against any broker’s claim for any commission related to this Lease. The brokerage commission due to Broker shall be paid by Landlord.

IN WITNESS OF WHICH, Landlord and Tenant have executed this Lease at Grand Rapids, Michigan.

WITNESSES:
4741 Talon Court L.L.C.

/s/ unintelligible	By	/s/ unintelligible
Its Member

/s/ unintelligible
LANDLORD

WITNESS:
Corium International, Inc.

/s/ unintelligible	By	/s/ Timothy Sweemer
	Its	Chief Financial Officer

/s/ unintelligible
TENANT

EXHIBIT A

DESCRIPTION OF PROPERTY

Lot 20 # Falconcrest Industrial Park

Parcel #41-18-25-400-056

Common Address: 4741 Talon Court SE, Grand Rapids 49512